Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into on the 9th of July, 2008, to be effective on and as of the 9th of July, 2008 (the “Effective Date”), by and between Integral Systems, Inc., a Maryland corporation (the “Company”), and John B. Higginbotham (the “Executive”).

NOW, THEREFORE, in consideration of the mutual promises made below, the parties agree as follows:

1.	Employment, Duties and Acceptance.

1.1	Employment.

(a) Effective upon the Effective Date, the Company shall employ Executive as its Chief Executive Officer. Executive shall have such powers, perform such duties and fulfill such responsibilities as may be determined by the Board of Directors of the Company (the “Board”) from time to time consistent with his position as Chief Executive Officer of the Company. Executive shall report to the Chairman of the Board. Executive accepts such employment and shall perform his duties faithfully and to the best of his abilities.

(b) Executive shall devote substantially all of his full working time and creative energies to the performance of his duties hereunder and will at all times devote such additional time and efforts as are reasonably sufficient for fulfilling the significant responsibilities entrusted to him. So long as such activities, in the aggregate, do not interfere with the performance by Executive of his duties hereunder: (i) Executive shall be permitted a reasonable amount of time to supervise his personal, passive investments; (ii) Executive shall be permitted a reasonable amount of time to participate (as board member, officer or volunteer) in civic, political and charitable activities; and (iii) Executive shall be permitted to serve on the board of directors of Protostar and the Space Foundation (director emeritus).

(c) During the Term of Executive’s employment, the Company shall cause Executive to be nominated for a position as a member of the Board.

1.2 Place of Employment. Executive’s principal place of employment shall be in Columbia, Maryland (or, prior to early 2009, Lanham, Maryland), subject to such travel as may be reasonably required by his employment pursuant to the terms hereof.

2.	Term of Employment.

2.1 Term of Employment. Executive agrees that the initial term of this Agreement shall be for a period of three (3) years commencing on the Effective Date (as may be extended, the “Term”). At the end of the initial Term or at the end of any twelve (12) month renewal period (as described in Section 2.2 below), the Term of this Agreement may automatically extend as provided below in Section 2.2. Notwithstanding anything to the contrary contained herein, the Company may terminate Executive’s employment at any time with or without Cause, subject to the provisions of Section 4 below.

2.2 Renewal Periods. If this Agreement has not been terminated earlier in accordance with the provisions of this Agreement, at the end of the initial Term or any twelve (12) month renewal period, the Term shall be extended automatically for an additional twelve (12) month period unless either party provides written notice of non-renewal to the other party at least one hundred eighty (180) days prior to the last day of the initial Term or any renewal period, as applicable.

3.	Compensation.

3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay to Executive during the Term a salary of $360,000 per annum (the “Base Salary”), which shall be pro-rated for calendar year 2008, less such deductions as shall be required to be withheld by applicable laws and regulations or as otherwise authorized by Executive. The Base Salary shall accrue from and after the Effective Date, and shall be payable during the Term, in arrears in equal periodic installments and in accordance with the practices of the Company in effect from time to time for the payment of salaries to employees of the Company, but in any event not less frequently than monthly. Executive’s Base Salary shall be reviewed at least annually, at the beginning of each fiscal year, and may be increased (but not decreased) based upon the evaluation of Executive’s performance and the compensation policies of the Company in effect at the time of each such review.

3.2 Additional Compensation. During the Term, Executive shall be entitled to participate, in accordance with the terms thereof and in a manner substantially similar to other similarly situated executive officers, in any present or future bonus, profit sharing, stock option (whether incentive or non qualified) or other employee compensation or incentive plan adopted by the Company. Executive’s annual target bonus opportunity shall be 75% of Base Salary (the “Target Bonus”), with the actual bonus (if any) determined pursuant to the Company’s applicable annual incentive compensation plan as in effect from time-to-time, with a potential actual bonus of up to 150% of Base Salary for performance as determined pursuant to the applicable annual incentive compensation plan. The annual bonus performance goals shall be established in the first ninety (90) days of each fiscal year of the Company by the Board in agreement with Executive. For the 2008 fiscal year (which began on October 1, 2007), the Company and Executive shall agree on reasonable bonus performance goals by no later than sixty (60) days after the Effective Date, and the annual target bonus opportunity for the 2008 fiscal year shall be 75% of the Base Salary earned by Executive during such fiscal year, with a potential actual bonus of up to 150% of Base Salary earned by Executive during such fiscal year for performance as determined pursuant to the applicable arrangement. Any annual bonus shall be paid to Executive no later than two and one-half months following the end of the fiscal year to which it relates.

3.3 Sign-On Bonus. The Company shall pay Executive a one-time sign-on bonus of $75,000, payable with Executive’s first paycheck from the Company.

3.4 Grant of Stock Options. No later than 30 days after the Effective Date, the Company shall grant Executive a nonqualified stock option to acquire two hundred seventy five thousand (275,000) shares of the Company’s common stock, subject to such vesting restrictions and other terms and conditions as set forth by the Company’s 2008

Stock Incentive Plan and the Company’s standard form of award agreement for options under the Plan, a copy of which has been made available to Executive prior to the Effective Date (the “Award Agreement”). Further, the Company shall in good faith consider Executive for an additional award of stock options under the Company’s equity incentive plan on each anniversary of the Effective Date, consistent with the Company’s overall equity plan, with a target option award covering at least 50,000 shares per year (subject to adjustment based on corporate events occurring after the Effective Date pursuant to the terms of the 2008 Stock Incentive Plan).

The initial stock option award and all future options (“Options”) granted to the Employee shall vest in the following manner:

(a) Vesting shall occur with respect to 25% of the Options on each of the first, second, third and fourth anniversaries of the date of grant (the Effective Date for the 275,000 Options initially granted pursuant to this Section 3.4), subject to Executive’s continued employment with, or provision of services to, the Company through each applicable vesting date; provided, however, that any future Options may vest on a different schedule that results in vesting at least as quickly as under such schedule.

(b) Any unvested portion of the Options or any equity award made to Executive shall immediately vest and become exercisable in full, (i) if a change in control (as defined in the Award Agreement) occurs while Executive is an employee or service provider of the Company, (ii) if Executive’s employment or services with the Company are terminated by the Company without Cause, by Executive for Good Reason, or due to Executive’s death or Total Disability, and, (iii) in the event of non-renewal of the initial Term.

The Company shall use its best efforts to register the shares of stock subject to any stock options or other equity awards made to Executive pursuant to an effective registration statement under the Securities Act of 1933, as amended (“Securities Act”) so that Executive may freely trade such shares on the public markets at such time as the options are exercised or the shares are issued to Executive.

3.5 Change in Control Bonus. If a change in control (as defined in the Award Agreement) occurs before the 18-month anniversary of the Effective Date and while Executive is an employee or other service provider to the Company (or Executive was terminated without Cause or resigned for Good Reason prior to the change in control occurring), the Company shall pay Executive a cash bonus of the following amount upon the occurrence of such change in control:

Price Per Share of Common Stock

Received by Shareholders in

Connection with the Change in

Control (Adjusted for Post-Effective

Date Corporate Events in the Same

Manner As Awards Granted Under the

2008 Stock Incentive Plan)

Change in Control Bonus
$40 or less	$630,000
$41	$355,000
$42	$80,000
$42.30 or above	$0

For stock prices between those set forth in the chart above, the change in control bonus shall be determined by interpolation. In addition, the price per share of common stock received by shareholders in connection with the Change in Control shall be determined without regard to any amounts placed in escrow, earn-outs, holdbacks or similar amounts.

3.6 Participation in Executive Officer Benefit Plans. Executive shall be permitted during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, 401(k) pension or similar benefit plan of the Company which may be available to other executive officers of the Company generally on the same terms as such other executive officers.

3.7 Expenses. The Company shall pay or reimburse Executive for all ordinary, necessary and reasonable expenses (including, without limitation, travel, meetings, dues, subscriptions, fees, educational expenses, computer equipment, mobile telephones, professional insurance, and the like) actually incurred or paid by Executive during the Term in the performance of Executive’s services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may be required by the policies and procedures of the Company in effect from time to time. The Company shall reimburse Executive for his reasonable fees and expenses incurred in obtaining tax, legal and accounting advice from outside professionals in connection with the negotiation and drafting of this Employment Agreement, up to a maximum amount of $15,000, within fourteen (14) days after Executive provides the Company with a copy of any invoices he has received for such services.

3.8 Withholding. The Company is authorized to withhold from the amount of any Base Salary and any other things of value paid to or for the benefit of Executive, all sums authorized by Executive or required to be withheld by law, court decree, or executive order, including (but not limited to) such things as income taxes, employment taxes, and employee contributions to fringe benefit plans sponsored by the Company.

4.	Termination.

4.1 General. The employment of Executive hereunder shall terminate as provided in Section 2, unless earlier terminated in accordance with the provisions of this Section 4.

4.2 Termination Upon Mutual Agreement. The Company and Executive may, by mutual written agreement, terminate this Agreement and/or the employment of Executive at any time.

4.3 Death or Disability of Executive.

(a) The employment of Executive hereunder shall terminate upon (i) the death of Executive, and (ii) at the option of the Company upon not less than thirty (30) days’ prior written notice to Executive or his personal representative or guardian, if Executive suffers a “Total Disability” (as defined in Section 4.3(b) below).

(b) For purposes of this Agreement, “Total Disability” shall mean (i) if Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), or (ii) the written determination by a physician selected by the Company that, because of a medically determinable disease, injury or other physical or mental disability, Executive is unable substantially to perform each of the material duties of Executive required hereby, and that such disability has lasted for the immediately preceding ninety (90) days and is, as of the date of determination, reasonably expected to last an additional ninety (90) days or longer after the date of determination, in each case based upon medically available reliable information, and the provision of clear and convincing evidence by the Company of Executive’s inability substantially to perform each material duty hereunder in support of such determination by the physician.

(c) Any leave on account of illness or temporary disability which is short of “Total Disability” shall not constitute a breach of this Agreement by Executive and in no event shall any party be entitled to terminate this Agreement for “Cause” (as defined in Section 4.4 below) due to any such leave. All physicians selected hereunder shall be Board certified in the specialty most closely related to the nature of the disability alleged to exist.

4.4 Termination For Cause/Termination by Executive for Good Reason.

(a) The Company may, upon written notice to Executive specifying in reasonable detail the reason therefore (and subject to Executive’s ability to cure as outlined below), terminate the employment of Executive at any time for “Cause” (as defined below). For purposes of this Agreement, “Cause” means (i) the repeated and material failure of Executive to perform his material duties under this Agreement, or to follow the Company’s policies and procedures applicable to executive officers of the Company in effect from time to time, after notice and a reasonable opportunity to cure; (ii) willful malfeasance by Executive in connection with the performance of his duties under this Agreement; (iii) Executive being convicted of, or pleading guilty or nolo contendere to, or being indicted for a felony or other crime involving theft, fraud or moral turpitude; (iv) fraud or embezzlement against the Company; (v) the failure of Executive to comply with in any material respects any proper and lawful written direction of the Board of the Company related to the provision of services to the Company that is not inconsistent with this Agreement, after notice to Executive of such failure and a 30-day opportunity to cure; (vi) or the material violation by Executive of any of the provisions of Section 5 of this Agreement.

(b) Executive may, upon written notice to the Company specifying in reasonable detail the reason therefore, terminate his employment at any time for “Good Reason” as provided herein. For purposes of this Agreement, “Good Reason” shall mean Executive’s voluntary termination for one of the following reasons, provided that Executive has provided written notice to the Company of the event that he believes constitutes Good Reason within thirty (30) days after its occurrence, and the Company has not cured such event within thirty (30) days following the receipt of such notice (and provided further that Executive voluntarily terminates employment no later than sixty (60) days after the Company’s time period for curing such violation has lapsed): (i) a material diminution of the authority, responsibilities, or position of Executive from those set forth in this Agreement; (ii) a reduction in Executive’s Base Salary or Target Bonus; (iii) a required relocation of Executive’s principal place of business more than fifty (50) miles from the applicable location specified in Section 1.2; or (iv) a material breach by the Company of a material term of this Agreement.

4.5 Payments Upon Termination.

(a) In the event Executive’s employment is terminated by the Company without Cause during the Term, or if Executive terminates his employment for Good Reason during the Term, then, in addition to the benefits provided under Section 3.4, the Company shall pay to Executive any Base Salary accrued through the date of termination of his employment and any unpaid bonus from a prior fiscal year (and any other benefits due under the Company’s employee benefit plans), and shall also pay Executive:

(1) the Base Salary to which Executive would have been entitled pursuant to Section 3.1 of this Agreement had this Agreement remained in effect and had Executive remained in the employ of the Company for a period commencing upon the date of such termination and ending on the first anniversary of the date of termination (“Termination Coverage Period”), with such payments occurring on the same schedule used to pay Base Salary to Executive during the Term; and

(2) Executive’s COBRA premiums for Executive and his eligible dependents for the Termination Coverage Period, or the portion thereof, that Executive or Executive’s dependents are eligible for such COBRA coverage.

(b) In the event Executive’s employment is terminated (i) by the Company for Cause, or (ii) voluntarily by Executive other than for Good Reason, then the Company shall have no duty to make any payments or provide any benefits to Executive pursuant to this Agreement other than payment of the amount of Executive’s Base Salary, any bonuses or other incentive compensation accrued through the date of termination of his employment and related to a prior fiscal year of the Company and any other benefits Executive is then due pursuant to the employment benefit plans of the Company.

(c) Upon termination of Executive’s employment for death or due to Total Disability, the Company shall pay to Executive, guardian, personal representative or estate, as the case may be, in addition to any insurance or disability benefits to which Executive may be entitled hereunder and in addition to the benefits provided under Section 3.4, the Base Salary set forth in Section 4.5(a)(1) above, and all compensation or benefits accrued or vested prior to such termination.

(d) Upon termination of Executive’s employment for death, due to Total Disability, without Cause by the Company, or by Executive for Good Reason, Executive, or Executive’s guardian, personal representative or estate, as the case may be, shall be entitled to a bonus (consistent with the provisions of Section 3.2 of this Agreement) for the fiscal year in which the date of termination of employment occurs, in an amount equal to the bonus that Executive would have earned for such year had he remained an employee of the Company, with such bonus determined in the same manner as the annual bonus for such fiscal year is determined for other named executive officers of the Company. Any such bonus shall be payable at the time at which other similarly situated Company executives receive their bonus payments.

(e) In the event that this Agreement is not renewed either after the initial Term or after a renewal period, then the Company shall have no duty to make any payments or provide any benefits to Executive pursuant to this Agreement other than (1) payment of the amount of Executive’s Base Salary, any bonuses accrued through the date of termination of his employment and related to a prior fiscal year, and any other benefits Executive is then due pursuant to the employment benefit plans of the Company, (2) an annual bonus for the fiscal year in which the non-renewal occurs determined in a manner consistent with that described in Section 4.5(d) above and then prorating such amount for the portion of such fiscal year in which Executive is an employee of or other service provider to the Company (with such amount payable at the time described in Section 4.5(d)).

(f) Notwithstanding any other provision of this Agreement to the contrary, severance benefits pursuant to this Section 4.5, to the extent of payments made from the date of termination of Executive’s employment through March 15 of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury regulations and thus are payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. To the extent such severance payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-1(b)(9)(iii) of the Treasury Regulations to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until six (6) months after separation from service if Executive is a “specified employee” with the meaning of the aforesaid section of the Code at the time of such separation from service.

4.6 No Disparaging Comments Upon Termination.

Upon termination of this Agreement, the Company will refrain, and will take reasonable efforts to prevent members of the Board, executive officers and managerial personnel to refrain, from making any disparaging remarks about Executive. Similarly, Executive shall refrain from making any disparaging remarks about the Company or the businesses, services, products, stockholders, officers, directors or other personnel of the Company or any of its affiliates.

5.	Certain Covenants of Executive.

5.1 Restrictive Covenants.

(a) The parties hereto agree that as used herein “Confidential Information” means all information which becomes known to Executive as a consequence of his employment by the Company and includes, but is not limited to, information about the Company’s customers, methods of operation, prospective and executed contracts, trade secrets, business contacts, customer lists, and all technological, business, financial, accounting, statistical and personnel information regarding the Company. The parties hereto further agree and stipulate that this Confidential Information was developed by the Company at considerable expense, that this information is a valuable asset and part of the Company’s goodwill, that this information is vital to the Company’s success and is the sole property of the Company.

(b) Executive recognizes and acknowledges that during his employment by the Company, Executive has, or will, become familiar with the Company’s Confidential Information.

(c) Executive recognizes and acknowledges that the Company is engaged in the business of building satellite ground systems and equipment for command and control, integration and test, data processing and simulation (the “Business”).

The Business is a highly competitive enterprise, so that any unauthorized disclosure or unauthorized use by Executive of the Confidential Information protected under this Agreement, whether during his employment with the Company or after its termination, would cause immediate, substantial and irreparable injury to the Business and the goodwill of the Company.

(d) Executive agrees that upon termination of his employment with the Company for any reason, whether voluntary or involuntary or with or without Cause, he will surrender to the Company every item and every document which is the Company’s property or will completely remove from Executive’s personal property such Confidential Information in whatever form (e.g. cell phones, PDA’s, personal computers, etc.). All such documents and Confidential Information are the sole and absolute property of the Company. At the written request of the Company, Executive shall provide the designated representative of the Company a certificate containing the following statement: “Executive hereby certifies that he has notified the Company’s designated representative of all Confidential Information residing on any personal property of Executive to which Executive is aware of after due review and inspection and has removed and destroyed (unless otherwise directed in writing by the Company) all Confidential Information from all personal property of Executive.” Thereafter, in the event that Executive becomes aware of any further Confidential Information on Executive’s personal property, Executive shall notify the Company in writing and again comply with the immediately preceding sentence.

(e) Executive agrees that during his employment and following the termination of that employment for any reason, whether voluntary or involuntary or with or without Cause, he will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, disclose the Company’s Confidential Information to any person or entity other than agents of the Company, and he will not use or aid others in obtaining or using any such Confidential Information. Executive’s obligations under this Section 5.1(e) shall not be deemed violated in the event that (i) Executive discloses any Confidential Information pursuant to order of a court of competent jurisdiction, provided Executive has notified the Company of such potential legal order and provided the Company with the opportunity to challenge or limit the scope of the disclosure, or (ii) the information becomes generally available from a source other than the Company, any of its affiliates, or any of their employees when such source is not legally prohibited, to the best of Executive’s knowledge, from making such information available.

(f) All inventions, prototypes, discoveries, improvements, and innovations (“Inventions”) and all works of original authorship or images that are fixed in any tangible medium of expression and all copies thereof (“Works”) which are designed, created or developed by Executive, solely or in conjunction with others, in the course of performance of Executive’s duties which relate to the Business, shall be made or conceived for the exclusive benefit of and shall be the exclusive property of the Company. Executive shall immediately notify the Company upon the design, creation or development of all Inventions and Works. At any time thereafter, Executive, at the request and expense of the Company, shall execute and deliver to the Company all documents or instruments which may be necessary to secure or perfect the Company’s title to or interest in the Inventions and Works, including but not limited to applications for letters of patent, and extensions, continuations or reissues thereof, applications for copyrights and documents or instruments of assignment or transfer. All Works are agreed and stipulated to be “works made for hire,” as that term is used and understood within the Copyright Act of 1976, as amended or any successor statute. To the extent any Works are not deemed to be works made for hire as defined above, and to the extent that title to or ownership of any Invention or Work and all other rights therein are not otherwise vested exclusively in the Company, Executive shall, without further consideration but at the expense of the Company, assign and transfer to the Company Executive’s entire right, title and interest (including copyrights and patents) in or to those Inventions and Works.

(g) Executive agrees that during his employment with the Company and for a period commencing on the termination of such employment and ending twelve (12) months thereafter, he will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, engage or attempt to engage in a business which competes against the Business of the Company in any geographic area in which the Company engages in the Business. This subsection shall not be construed as precluding Executive from working as an employee or consultant for a separate business unit of a competitor of the Company, if the separate business unit is not in competition with the Business.

(h) Executive agrees that during his employment and for a period of twenty-four (24) months after the termination of such employment, whether voluntary or involuntary or with or without Cause, he will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, solicit or induce (or attempt to solicit or induce) any employees of the Company to leave their employment with the Company and/or consider employment with any other person or entity.

5.2 Rights and Remedies Upon Breach. If Executive breaches, or threatens, either in writing or as evidenced by a demonstrable course of conduct, to commit a breach of, any of the provisions of Section 5.1 (the “Restrictive Covenants”), the Company shall, in addition to its right immediately to terminate this Agreement, have the right and remedy (which right and remedy shall be independent of others and severally enforceable, and which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity) to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach could cause irreparable injury to the Company or its affiliates and that money damages may not provide adequate remedy to the Company.

5.3 Covenants Currently Binding Executive. Executive warrants that his employment by the Company, and his execution, delivery and performance of this Agreement, will not (a) violate any non-disclosure agreements, covenants against competition, or other restrictive covenants made by Executive to or for the benefit of any previous employer or partner, or (b) violate or constitute a breach or default under, any statute, law, judgment, order, decree, writ, injunction, deed, instrument, contract, lease, license or permit to which Executive is a party or by which Executive is bound.

5.4 Litigation. There is no litigation, proceeding or investigation of any nature (either civil or criminal) which is pending or, to the best of Executive’s knowledge, threatened against or affecting Executive or which would adversely affect his ability to substantially perform the duties herein.

5.5 Review. Executive has received or been given the opportunity to review the provisions of this Agreement, and the meaning and effect of each provision, with independent legal counsel of Executive’s choosing.

5.6 Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

5.7 Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced. If any such court declines to so revise such covenant, the parties agree to negotiate in good faith a modification that will make such duration or scope enforceable.

6.	Dispute Resolution.

6.1 Costs of Arbitration. If either party brings an arbitration proceeding to enforce its rights under this Agreement, each party shall be responsible for the payment of their own fees and expenses incurred by such party in preparing for and in trying the case, including, but not limited to, investigative costs, expert witness fees and reasonable attorneys’ fees. In addition, each party shall be responsible for one-half of the administrative costs of the arbitration, including the filing fees to the American Arbitration Association and the fees charged by the arbitrator.

6.2 No Jury Trial. NEITHER PARTY SHALL ELECT A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH A BREACH OF THIS AGREEMENT.

6.3 Personal Jurisdiction. Both parties agree to submit to the jurisdiction and venue of the state courts in the State of Maryland as to matters involving enforcement of this Agreement including any award under an arbitration proceeding.

6.4 Arbitration. SUBJECT TO THE COMPANY’S RIGHT TO SEEK INJUNCTIVE RELIEF AS SPECIFIED IN THIS AGREEMENT, ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING UNDER OR RELATING TO THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF DAMAGES, THE NATURE OF THE EXECUTIVE’S TERMINATION OR THE CALCULATION OF ANY BONUS OR OTHER AMOUNT OR BENEFIT DUE) SHALL BE RESOLVED BEFORE A SINGLE ARBITRATOR IN ACCORDANCE WITH THE PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION FOR THE RESOLUTION OF EMPLOYMENT DISPUTES. ANY RESULTING HEARING SHALL BE HELD IN COLUMBIA, MARYLAND. THE RESOLUTION OF ANY DISPUTE ACHIEVED THROUGH SUCH ARBITRATION SHALL BE BINDING AND ENFORCEABLE BY A COURT OF COMPETENT JURISDICTION.

7.	Other Provisions.

7.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage paid, and shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, four days after the date of mailing, as follows:

(i)	if to the Company, to:

Integral Systems, Inc.

5000 Philadelphia Way

Lanham, Maryland

Fax: 301-731-3183

Attention: General Counsel

with copies to:

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, NW

Washington, DC 20036

Fax: (202) 467-0539

Attention: Howard B. Adler, Esq.

(ii)	if to Executive, to:

John B. Higginbotham

102 Jefferson Run Road

Great Falls, VA 22066

Any party may by notice given in accordance with this Section to the other party designate another address or person for receipt of notices hereunder.

7.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto, including without limitation any severance benefits as described in the Company’s employment manual as in effect from time to time.

7.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by Executive and a duly authorized officer of the Company (each, in such capacity, a party) or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7.4 “Golden Parachute” Gross-Up. Notwithstanding anything to the contrary in this Agreement, in the event that the payments or other benefits (collectively, the “Payments”) provided for in this Agreement and otherwise to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 7.4, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Taxes imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment (taking into account any similar gross-up payments to Executive under any stock incentive or other benefit plan or program of the Company) equal to the Excise Tax imposed upon the Payments. The Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify the Company in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Executive) within ten (10) business days after the receipt of such claim. The Company shall notify Executive in writing at least ten (10) business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action. If, as a result of the Company’s action with respect to a claim, Executive receives a refund of any amount paid by the Company with respect to such claim, Executive shall promptly pay such refund to the Company. If the Company fails to timely notify Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive. Any Gross-up Payment hereunder shall in all events be paid to Executive by the date on which Executive is required to remit any portion of the Excise Tax to the applicable tax authority.

7.5 Governing Law. This Agreement has been negotiated and is to be performed in the State of Maryland, and shall be governed and construed in accordance with the laws of the State of Maryland applicable to agreements made and to be performed entirely within such State.

7.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.7 Confidentiality. Neither party shall disclose the contents of this Agreement or of any other agreement they have simultaneously entered into to any person, firm or entity, except the agents or representatives of the parties, or except as required by law.

7.8 Word Forms. Whenever used herein, the singular shall include the plural and the plural shall include the singular. The use of any gender or tense shall include all genders and tenses.

7.9 Headings. The Section headings have been included for convenience only, are not part of this Agreement, and are not to be used to interpret any provision hereof.

7.10 Binding Effect and Benefit. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, heirs, personal representatives and other legal representatives. This Agreement may be assigned by the Company to any entity which buys substantially all of the Company’s assets. However, Executive may not assign this Agreement without the prior written consent of the Company.

7.11 Separability. The covenants contained in this Agreement are separable, and if any court of competent jurisdiction declares any of them to be invalid or unenforceable, that declaration of invalidity or unenforceability shall not affect the validity or enforceability of any of the other covenants, each of which shall remain in full force and effect.

7.12 Insurance and Indemnification. The Company agrees to indemnify and hold the Executive harmless (including the advancement of fees and expenses) to the fullest extent permitted by law and/or under the bylaws and charter of the Company against and in respect of any and all actions, suits proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys fees), losses, penalties, and damages resulting from Executive’s performance of his duties and obligations with the Company. In addition, the Company agrees to cause any insurance policy it maintains to provide for the indemnification of officers and directors to cover Executive.

7.13 Survival. Any provision of this Agreement that must survive termination of this Agreement in order to effectuate the intent of the parties, including the provisions regarding post-termination payments under Section 4 and the covenants under Section 5 shall survive the expiration of this Agreement.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement or caused it to be executed and attested by their duly authorized officers as a document under seal on the day and year first above written.

INTEGRAL SYSTEMS, INC.

By:	/s/ Paul G. Casner Jr.
Name: Paul G. Casner Jr.
Title: Director

EXECUTIVE:

By:	/s/ John B. Higginbotham
John B. Higginbotham